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FOR IMMEDIATE RELEASE
Contact: Trudy M. Self
         Self & Associates
         (909) 336-5685

                         ADVANCED MEDICAL INSTITUTE INC.
                     ACQUIRES PE PATENT HOLDCO PTY LIMITED

Sydney, Australia--November 17, 2005-- Advanced Medical Institute Inc. (AVMD.PK), a leading provider of treatment for erectile dysfunction (ED) and premature ejaculation (PE) treatment in Australia has acquired 100% of PE Patent Holdco Pty Limited (PE) in a share exchange transaction.

Under the terms of the share exchange agreement, PE will become a wholly owned subsidiary of Advanced Medical Institute Inc. The purchase price for 100% of PE is 5 million shares of the Registrant's common stock valued at US$1.10 per share.

PE is the owner of Australian Innovation Patent No 2005100183 and an application for Australian Standard Patent No 2004222783 and the associated pharmaceutical formulations, treatment methodologies and dosing manuals.

As announced on August 16, 2005, the patent was granted to Dr. Jack Vaisman, the Chief Executive Officer, President and Chairman of the Board of Directors of AVMD and Founder, President and Chief Executive Officer of Advanced Medical Institute Pty Limited (AMI Australia), a wholly owned subsidiary of AVMD, by the Australian Patent Office on July 22, 2005. He subsequently assigned the patent to PE Patent Holdco Pty Limited. The development of the intellectual property underlying the patent and patent application was undertaken and funded by Dr. Vaisman. The innovation patent, titled "Treatment of Premature Ejaculation" relates to various methods of treatment delivery via nasal (mucosal) inhalation and topical application of certain formulations used in AMI Australia's treatment programs for premature ejaculation. The patent has previously been used by AMI Australia under an oral agreement, initially with Dr. Vaisman and subsequently with PE Patent Holdco Pty Limited.

"We are pleased to announce the acquisition of PE Patent Holdco Pty Limited by AVMD," stated Dr. Vaisman. " This acquisition gives AVMD and its subsidiaries the right to use PE's patents in Australia on an exclusive basis during the life of the patents. AVMD's premature ejaculation treatment programs are currently contributing more than 50% of AVMD's gross revenue and the acquisition of the patents was seen as essential by AVMD's board to secure one of AVMD's core future income streams," he added.

The innovation patent expires on July 9, 2012 and, assuming grant of the standard patent is obtained, the standard patent will expire on July 9, 2024. Innovation patents are unique to Australia. They provide a shorter length of protection than standard patents and have a more streamlined approval process than standard patent applications but are otherwise equivalent to a standard Australian patent. The grant of the standard patent will extend the period of protection available to AVMD and its subsidiaries already available under the Innovation patent.

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The Company  commissioned PKF Corporate  Advisers Pty Limited ("PKF") to perform an independent valuation of the patents in connection with the proposed acquisition of PE and advise that the acquisition price is at a 10% premium to the midpoint of the independent valuation provided by PKF. For additional
information   on  the   patents,   please   visit  the   Company's   website  at
http://www.avmd.com.au.

About the Company

Advanced Medical Institute Inc., (AVMD.PK), headquartered in Sydney Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation in Australia. The Company operates 17 treatment clinics in Australia, has more than 185 employees, including 33 medical personnel and, since its inception, has provided treatment to more than 250,000 patients. Advanced Medical Institute and its predecessor companies began treating PE and ED patients successfully in 1993, 6 years prior to the Australian launch of Viagra in 1999. For more information, visit the Company's website at: http://www.avmd.com.au. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.